Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CREDO PETROLEUM UPDATES BAKKEN AND THREE FORKS ACTIVITY

Initial Three Forks Completion Signals Additional Upside for the Company

Seven New Bakken and Three Forks Wells Currently Underway

DENVER, COLORADO, February 7, 2012—Credo Petroleum Corporation (NASDAQ:  CRED), an independent oil and gas exploration and production company with significant assets in the North Dakota Bakken/Three Forks, Kansas, Nebraska, the Texas Panhandle and Oklahoma, today provided an operations update.

Michael D. Davis, Chief Executive Officer (interim), stated, “Credo passed the milestone of becoming primarily an oil producer in the fourth quarter of fiscal 2011, just as oil began selling for five times more than natural gas on an energy equivalent basis.  We will build further momentum in fiscal 2012 by setting new drilling records, with 85 gross (37 net) oil wells currently on our drilling schedule.  As a result, our 2012 drilling budget of $35,000,000 is more than double last year.  Sixty-five percent (65%) of our 2012 budget is allocated for Bakken and Three Forks drilling where we started the year by successfully completing the Company’s first Three Forks well.  This press release highlights our new Three Forks discovery, and updates our drilling activity in the Bakken and Three Forks oil resource play.”

Initial Three Forks Well Tested at 1,700 BOEPD

The Petro-Hunt 148-94-17D-08-2H (“2H”), located in Dunn County, North Dakota, was completed in the Three Forks formation and produced at a 24 hour flowing rate of 1,700 BOEPD (barrels of oil equivalent per day).  The new well was drilled to a total measured depth of 20,800 feet and was fracture-stimulated in 28 stages.  The well is operated by Petro-Hunt and Credo owns a 10% working interest in both the well and the 1,280 acre spacing unit (“17D”).

The 2H well is the second well drilled on the 17D spacing unit.  The previously announced 1H well was completed in the Bakken formation and was placed on production at an initial flowing rate of 1,490 BOEPD.

The 17D spacing unit is located in a very active drilling area in the southwest portion of the Ft. Berthold Reservation where Credo owns interests ranging up to 25% in 17 spacing units operated primarily by Petro-Hunt, Williams, Marathon and Enerplus.

Seven Bakken and Three Forks Wells Currently Drilling or Completing

20 Wells Projected for Fiscal 2012

To date, the Company has completed 12 Bakken and Three Forks wells, all high rate producers, with cumulative gross production from the wells nearing 1.2 million BOE.  The Company’s average working interest in the wells is 7.5%.  Drilling activity is escalating on the Reservation, and the Company currently projects that it will drill at least 20 Bakken and Three Forks wells in fiscal 2012, with an average working interest of 10%.

Seven of the 20 wells are currently in various stages of being drilled or completed.  Three of the wells target the Three Forks formation and four target the Bakken formation.  The Three Forks wells are located in the southwest portion of the Reservation where the 17D spacing unit is located.  This activity represents a significant ramp-up of Three Forks drilling in the area by Petro-Hunt.

Credo owns approximately 8,000 gross (6,000 net) acres, virtually all of which is located on the Reservation.  The acreage consists of approximately 62 initial well spacing units in which Credo currently owns an average 12% working interest.  The Company believes that at least two Bakken and two Three Forks wells are likely to be drilled on most of its spacing units for a total of about 250 wells.  However, many of the larger Bakken operators predict that up to eight wells could ultimately be drilled in the primary Bakken and Three Forks zones, which could double potential Company wells to 500.

MANAGEMENT COMMENT

Mr. Davis continued, “During fiscal 2011, we successfully transitioned Credo into being primarily an oil producer by aggressively drilling successful wells across a variety of excellent oil plays.  We will build on that momentum into 2012 by again doubling our oil-focused drilling expenditures.  The successful completion of our initial Three Forks well signals significant new growth potential for Credo.

“A hallmark of outstanding oil plays, like the Bakken and Three Forks, is that they get better with time as operators continue to crack the code on how to efficiently recover the oil in place.  For example, operators such as Continental Resources are now testing the Lower Three Forks benches with initial positive results.

“We are optimistic about oil prices and about all of our oil drilling projects.  Our Bakken and Three Forks project is particularly exciting because we are participating with highly experienced operators in a repeatable and scalable world class oil play.”

About Credo Petroleum

CREDO Petroleum Corporation (NASDAQ: CRED) is a publicly traded independent energy company headquartered in Denver, Colorado.  The Company is engaged in the exploration for and the acquisition, development and marketing of crude oil and natural gas in the Mid-Continent and Rocky Mountain regions with operations primarily in North Dakota, Kansas, Nebraska, Texas Panhandle and Oklahoma.  Credo uses advanced technologies to systematically explore for oil and gas and, through its patented Calliope Gas Recovery System, to recover stranded reserves from depleted gas reservoirs.

*          *          *          *          *

Contact:         Michael D. Davis

Chief Executive Officer (interim)

or

Alford B. Neely

Chief Financial Officer

303-297-2200

Website:        www.credopetroleum.com

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements included in this press release, other than statements of historical facts, address matters that the Company reasonably expects, believes or anticipates will or may occur in the future.  Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the Company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements.  Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in the Company’s Annual Report on Form 10-K for more information.  Although the Company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.